Exhibit 10.2

AMENDMENT OF EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment of Executive Employment Agreement is entered into as of July 14, 2008 by and between Centene Corporation, a Delaware corporation, together with its successors and assigns permitted under this Agreement (“Employer”), and Michael F. Neidorff (the “Executive”).

WHEREAS, the parties entered into that certain Executive Employment Agreement dated as of November 8, 2004 (“Agreement”); and

WHEREAS, the parties desire to amend the Agreement in order to reflect that non-competition and non-solicitation provisions in the Agreement and in any equity awards held by the Executive, will not apply under certain circumstances involving a Change in Control of the Employer.

NOW THEREFORE, the parties hereto agree as follows:

1. Section 11(c) is amended to add a new last sentence to read as follows:

Notwithstanding anything in the foregoing to the contrary, this Section 11(c), and the non-competition and non-solicitation provisions of any of the Executive’s equity awards, shall not apply if a “Change in Control of the Employer” (as defined in Section 6(a) above) occurs under Section 6(a)(B) thereof, or if such Change in Control of the Employer occurs under Section 6(a)(A) or 6(a)(C) thereof without the prior approval, recommendation or consent of the Board.

2. The Agreement is affirmed, ratified and continued, as amended hereby.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first written above.

MICHAEL F. NEIDORFF By: /s/ Michael F. Neidorff	CENTENE CORPORATION By: /s/ Robert K. Ditmore Its: Chairman, Compensation Committee MICHAEL F. NEIDORFF